EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2002, relating to the financial statements and financial statement schedule of ChevronTexaco Corporation, which appears in ChevronTexaco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PRICEWATERCOOPERS LLP

PricewaterhouseCoopers LLP

San Francisco, California
December 30, 2002